Cordia Announces Closing of Acquisition of Midwest Marketing Group And Northstar Telecom

Winter Garden, Florida – August 15, 2007 – Cordia Corporation, (OTCBB:CORG), a global communications service provider of traditional CLEC and Voice over Internet Protocol (“VoIP”) technologies announced that one of its subsidiaries, My Tel Co, Inc. (“My Tel”) has completed the previously announced acquisition of Midwest Marketing Group, Inc. (“Midwest”) and its wholly-owned subsidiary North Star Telecom, Inc. (“NST”) The acquisition brings Cordia’s aggregate line count to approximately 80,000 lines and increases its annual revenue run rate to approximately $50 million.

“The acquisition of Midwest brings together two companies which have worked together for many years. As our leading outsourced sales provider and an experienced CLEC operator throughout the mid-west, Midwest was a perfect fit. The acquisition adds a substantial number of customers within our existing territories and will significantly lower our acquisition costs,” said Joel Dupré, Cordia’s Chairman and CEO. We expect that the cost savings and revenue synergies generated by this acquisition will provide an immediate positive accretion to the top and bottom line of the company,” commented Mr. Dupré.

“We have worked with Cordia for many years contributing to their success and now look forward to focusing on the sales and marketing of both companies,” said Matt O’Flaherty, Cordia’s new VP of Call Center Operations. “Our strength has always been on the sales side of the business, so coupled with Cordia’s back office expertise we felt this was a perfect combination for our long term success,” commented Mr. O’Flaherty.

“The newly acquired Midwest call center along with our Philippines call center gives us more than 400 seats and internal control over more than 80% of all our sales activity,” commented Kevin Griffo, President of Cordia. “This will allow us to lower our cost of sales by approximately 50% as well as reduce the cost of other services such as customer service and collections,” said Mr. Griffo.

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp., CordiaIP Corp., My Tel Co, Inc. and Cordia International Corp. offers business, residential, and wholesale customers local and long distance telecommunications services in more than sixty (60) countries utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com